Preliminary Results from the AXO-AAV-GM1 (AAV9-GLB1) Clinical Trial for the Treatment of GM1 Gangliosidosis Cynthia Tifft MD, PhD National Human Genome Research Institute, NIH Exhibit 99.2 1

3 Forward Looking Statements and Disclaimer This presentation is for informational purposes only and not for any other purpose. It may include forward-looking statements about Sio Gene Therapies Inc. and its clinical, pre- clinical, regulatory and manufacturing activities. Such statements are based on estimates and assumptions by Sio’s management that, although Sio believes to be reasonable, are inherently uncertain. Further, these forward looking statements are subject to risks and uncertainties (e.g., the impact of the Covid-19 pandemic on our operations) that could cause actual results to differ materially from current expectations and therefore should not be considered as an indication of future performance. These are more fully described in Sio’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on February 9, 2021, as updated by its subsequent SEC filings. Such statements also speak only as of the date of this presentation. Sio undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Any Sio product candidates discussed are investigational and there can be no assurance the programs will be successful in demonstrating safety and/or efficacy to support regulatory approval and commercialization. 2 2

11 Biomarkers of Disease Progression or Stabilization 0 50 100 150 200 250 0 90 180 GM1 Ganglioside in CSF G M 1 G an gl io si de (n g/ m L) Pt1: Juvenile; Pt2-5: Late infantile LLN= Lower limit of normal from 30 serum samples of 30 presumed healthy adults 1. Izumi T et al. Ped Neuro 1993;9:297-300, 2. Kaye EM et al. Neurology 1992:2290-4, 3. Ginns E. et al. Pediat Res 1980;14:1276-9 ß-galactosidase in Serum ß- ga la ct os id as e (n m ol /h r/ m L) LLN (6.43 nmol/hr/mL) 0 1 2 3 4 5 6 7 0 60 120 180 DaysDays -49% -18% +19% -40% -19% +49% +33% +110% +37% +128% Pt1 Pt2 Pt3 Pt4 Pt5 AXO-AAV-GM1 is an investigational therapy. Safety and efficacy have not been established by any health authority. % Change from Day 0 to Day 180 % Change from Day 0 to Day 180 Mean levels in pediatric population1-3 3

18 AXO-AAV-GM1 Intravenous, Low-dose Summary at 6 Months  AXO-AAV-GM1 was generally well-tolerated with a favorable safety profile  ß-gal enzyme activity in serum increased from baseline by 33%-128% across 5 subjects  GM1 ganglioside in CSF decreased from baseline by 18-49% across 4 subjects demonstrating signs of CNS penetration  All 5 subjects demonstrated disease stability across multiple measures of neurodevelopment  Further evaluation of Type II subjects in the low dose cohort is ongoing and two Type II subjects were enrolled in the high dose cohort. Active enrollment is continuing in the high dose cohort and enrollment is planned in the Type I cohort in 2021 AXO-AAV-GM1 is an investigational therapy. Safety and efficacy have not been established by any health authority. 4